CODE OF ETHICS

Aptus Capital Advisors, LLC

June 30, 2025

Aptus Capital Advisors, LLC (“ACA” or “Adviser”) Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a Code of Ethics which, among other things, sets forth the standards of business conduct required of their Access Persons and requires those persons to comply with the Federal Securities Laws.
1.Standards of Business Conduct
We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.
We have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Client. Our Client’s interests are paramount to and come before our personal interests. Our Access Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Client. This means that each must render disinterested advice, protect Client assets (including nonpublic information about the Client) and act always in the best interest of our Client. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.
Access Persons of ACA must not:
•employ any device, scheme or artifice to defraud a Client;
•make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;
•engage in any manipulative practice with respect to a Client;
•use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or
•conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manual.
Should you have any doubt as to whether this Code applies to you, you should contact the CCO.
2.Definitions
As used in the Code, the following terms have the following meanings:
A.Supervised Person This term includes directors, officers, partners and employees of the Company, as well as any other person occupying a similar status or performing similar functions. The Company may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer (“CCO”). For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The CCO shall make the final determination as to which of these are considered supervised persons.
B.Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. Access Persons include: (1) any director or officer of the Adviser; (2) any employee at the Adviser who (a) has access to nonpublic information regarding any Client’s purchase or sale of securities, or portfolio holdings; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; and (3) any other person who the CCO determines to be an Access Person.2
C.Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).
D.Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).
E.Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.
1    Applicable compliance manuals include, among others, the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7. Access Persons are required to comply with all relevant compliance procedures, whether or not listed.
2     The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons.

F.Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Advisers Act; (5) Title V of the Gramm-Leach-Bliley Act; (6) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.
G.Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).
H.Limited Offering is a private offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by the adviser are included in the term Limited Offering.
I.Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.
J.Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; and (4) shares issued by open-end funds.
3.Substantive Restrictions
A.IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval of the CCO or Aptus’ Facilitator. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with ACA. An Access Person who has been authorized to acquire securities in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.
B.Other Trading Restrictions. Access Persons may not hold more than 5% of the outstanding securities of a single company without the approval of the CCO.
C.Gift Policy. Any gift or form of entertainment given by an Access Person valued over $500 requires pre-approval by the CCO. Any gift or form of entertainment given to an Access Person valued over $500 must be returned as Access Persons are prohibited from giving or receiving gifts that may appear lavish or excessive. Access Persons must pre-clear in writing the receipt of any gifts or entertainment from a broker-dealer or a broker-dealer representative with the CCO. Generally, ACA prohibits any such gifts or entertainment that are of more than a de minimis value ($500). Such gifts are approved on a case by case basis at the CCO’s discretion.

D.Political Contributions. As of the date of adoption of these written policies and procedures, ACA does not provide advisory services for compensation to any Government Entity. However, because ACA could begin to provide such services, all Access Persons are required to maintain records relating to all political contributions current for a period of two years. Covered Associates must be prepared to provide these records promptly upon request by ACA.
E.Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves, the Firm, or which would impair their ability to discharge their duties with respect to us and our Clients.
F.Fair Treatment. Access Persons must avoid taking any action which would favor one Client over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manual designed to detect, prevent or mitigate such conflicts.
G.Service as Outside Director, Trustee or Executor. Access Persons must gain approval to serve on the boards of directors of publicly traded companies, or in any similar capacity. In the event such a request is approved, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with ACA or with respect to a family member, Access Persons must gain approval to serve as a trustee, executor or fiduciary or on a creditor’s committee.
H.Forfeitures. If there is a violation of paragraphs A, B, C , D or E, above, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients for the benefit of the Client(s). The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.
I.Reporting Violations. Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO. Access Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.
J.Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.
K.Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and instruct their brokers to provide timely duplicate account statements and confirms or the electronic format to the CCO. A form of duplicate account statement and confirmations request letter is included as Exhibit E.
4.Pre-clearance and Reporting Procedures
A.Pre-clearance. Access Persons must pre-clear the following transactions:
•Transactions greater than $10,000 in cryptocurrencies, or reportable securities offering exposure to cryptocurrencies;
•Acquisition of any securities issued as part of an IPO; and
•Purchases of interests in a Limited Offering or private partnership.
Access Persons may seek approval for these types of personal transactions using the online reporting platform.
B.Pre-clearance is not required for:
(1)Transactions in reportable securities less than $5,000;
(2)Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;
(3)Purchases or sales of open-end mutual funds.3
(4)Purchases or sales which are non-volitional on the part of the Access Person;
(5)Transactions in securities which are not Reportable Securities;
(6)Purchases which are part of an Automatic Investment Plan or DRIP;
(7)Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and
(8)Purchases or sales in fixed income securities.
(9)Access Person accounts that are traded alongside client accounts.4

Access Persons are responsible for determining before entering a preclearance request that the trade will not result in a violation of the Code of Ethics. Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction. We may, from time to time and in the sole
3     Purchases or sales of ETFs are still subject to the Reporting Requirements set forth in Section 4.C.
4     When employee accounts are traded alongside client accounts, ACA ensures that the price received by a Client for a security are not affected by buying or selling for employee accounts. Policies and procedures related to block trading are included in the Firm’s Compliance Manual.

discretion of the CCO, maintain a “Restricted List” of securities in which Access Persons may not trade.
C.Prohibited Transactions.
(1)No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership in such security if to his or her actual knowledge at the time of such purchase or sale:
(a)the security is being considered for purchase or sale by a Fund; or
(b)the security is in the process of being purchased or sold by a Fund, or
(c) a Fund completed a purchase or sale of such security within the most recent 15 calendar day period;
(d)unless the fact that such security met the criteria in subsections (a), (b), or (c) above was publicly known as a result of the Fund’s public disclosure that it held such security during the applicable period or such security being or having been included in the Fund’s basket for creation or redemption orders of Fund shares during the applicable period.
(2)No Access Person may, to his or her actual knowledge, trade ahead of a Fund – a practice known as “frontrunning.”
(3)The prohibited transactions listed below apply to all Access Persons, including his or her immediate family members. Participation in Investment Clubs must be approved in writing by the CCO in advance of any such participation.
A.Required Reports.
(1)Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report containing the following: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.
Holdings reports must contain the following information:
(a)    the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
(b)    the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access

Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and
(c)    the date the Access Person submits the report.
Brokerage statements or the electronic format containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement, confirmation, or electronic format lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.
(2)Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities. A sample form is attached as Exhibit D.
Transactions reports must contain the following information:
(a)    the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
(b)    the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(c)    the price of the security at which the transaction was effected;
(d)    the name of the broker, dealer or bank with or through which the transaction was effected; and
(e)    the date the Access Person submits the report.
Brokerage account statements or the electronic format containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement, confirmation, or electronic format lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.
B.Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:
(1)transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and
(2)transactions effected pursuant to an Automatic Investment Plan or DRIP.
Although Access Persons are not required to report transactions in accounts for which the Access Person does not have direct or indirect control, the Access Person must certify that he or she does not have direct or indirect control upon the initial reporting of the account and on a quarterly basis thereafter.

Granting third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. ACA will conduct additional due diligence to determine whether an Access Person may have any direct or indirect influence or control over the investment decisions of accounts they’ve granted third-party discretionary investment authority over, including some or all of the below:

(1)     Evaluating the relationship between the Access Person and the person managing the account;
(2)     Requesting completion of periodic certifications by the Access Person or third-party managers regarding the Access Person’s influence over the account;
(3)     Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or
(4)     Periodically requesting statements for accounts managed by third-parties where there is no identified direct or indirect influence or control over the investment decisions in an account.
    If an Access Person is unsure as to whether an account is qualified for the exception, he or she should consult with the CCO. In the event it is determined that the Access Person may have direct or indirect influence or     control over investment decisions, the Access Person will be required to report transactions in the account on a quarterly basis, as required for any reportable account.

In the event the discretion over the account changes such that the Access Person has direct or indirect control, the Access Person must promptly report to the CCO and begin providing quarterly transactions for the account.

C.Duplicate Statements/Transaction Data. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall provide duplicate copies of brokerage statements (or the same information in electronic format) covering each transaction in a Reportable Security and holdings in such account.
D.Prohibition on Self Pre-clearance. No Access Person shall pre-clear his or her own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, Aptus’ Facilitator will perform such actions as are required of the CCO by this Code.

1.Code Notification and Access Person Certifications
The CCO shall provide notice to all Access Persons of their status under this Code and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification sample contained in Exhibit F. Annual certifications will also be circulated after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.
2.Review of Required Code Reports
C.Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.
D.Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “material” to the Founder as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by CCO, as applicable.
E.The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.
F.Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.
3.Recordkeeping and Review
This Code, a record of all certifications of an Access Person’s receipt of the Code or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 4.A. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.
The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 5.

4.Review by Board of Directors
The Adviser’s CCO must prepare an annual report on this Code of Ethics for review by the Board of Directors of the Funds in accordance with Rule 17j-1 of the Investment Company Act of 1940. In accordance with Rule 17j-1, the report must contain the following:
(1)    A description of issues arising under the Code of Ethics since the last report including, but not limited to, information about any violations of the Code, sanctions imposed in response to such violations, changes made to the Code’s provisions and procedures, and any recommended changes to the Code; and
(2)    A certification that the Adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

EXHIBIT A
Aptus Capital Advisors, LLC

Sample Personal Trading Request Form

Access Person Name:

Person on Whose Behalf Trade is Being Done (if different):

Broker:

Brokerage Account Number:

Ticker Symbol or CUSIP:

Number of Shares or Units:

Buy or Sell:

I hereby certify that all the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law.

Signature: __________________________________________

When approved by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time approved unless you are notified otherwise by the CCO.  A record of this transaction will be kept by the CCO in confidential files.

EXHIBIT B
Aptus Capital Advisors, LLC
Sample Initial Holdings Report
This form must be completed by each Access Person
within 10 days of becoming an Access Person.
Do you, or an immediate family member, have direct or indirect beneficial ownership in any investment accounts? For purposes of this report, an immediate family member shall include your: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative who resides in your household.
oNo
oYes (If yes, please list each account in accordance with the directions).
Please list every account over which you, or an immediate family member, has direct or indirect beneficial ownership in the chart below and attach a copy of your most recent account statement(s) for each account. In determining the appropriate account type for each account listed below, please refer to the following definitions:
Reportable Accounts: A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs.
Discretionary Accounts: A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Statements are required for discretionary accounts when you or an immediate family member exercises direct or indirect control over the account. Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation. An additional form must be completed for discretionary accounts.
Mutual Fund Only Accounts: Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.
Non-reportable Accounts: Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect control.
Private or Limited Offerings: a Private or Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505, or 506, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker

By signing this report, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has any beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.
Signature: ________________________     Date: ________________________

EXHIBIT C
Aptus Capital Advisors, LLC
Sample Annual Holdings Report

This form must be completed by each Access Person
within 45 days following the end of each calendar year.

This report includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member1, as of the quarter end, please attach the account statement to this form. By signing this form you are certifying that you have arranged to have account statements sent to us or are providing documentation of your reportable quarterly transactions.
Account statements containing all required information may be used to comply with the firm’s requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.
Reportable Accounts: The table below includes all of the reportable accounts that you have reported to date. A reportable account is one which you, or an immediate family member, effects or directs the trading of reportable securities, such as stock and ETFs. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker

Discretionary Accounts: The table below includes all of the discretionary accounts you have reported to date. A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Discretionary accounts are subject to random sampling, at the CCO’s discretion. Statements are required for discretionary accounts when you or an immediate family member exercises direct or indirect influence or control over the account. Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect influence or control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Account Name	Account Number	Broker

Has there been a change in any of the information included in the table above?

No
Yes (If yes, please describe the changes).

Did you exercise direct or indirect influence or control over any transaction that occurred in the account during the quarter?

No
1 For purposes of this report, an immediate family member shall include an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person.

Yes (If yes, please list the account in which you exercised direct or indirect influence or control).

Mutual Fund Only Accounts: The table below includes all of the mutual fund only accounts you have reported to date. Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.

Account Name	Account Number	Broker

Non-reportable Accounts: The table below includes all of the non-reportable accounts you have reported to date. Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect influence or control.

Account Name	Account Number	Broker

Private or Limited Offerings: The table below includes all of the private or limited offerings you have reported to date. A Private or Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505, or 506, such as an investment in a limited partnership of Limited Liability Company.

Account Name	Account Number	Broker

By signing this report, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has any beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.
Signature: ________________________     Date: ________________________

EXHIBIT D
Aptus Capital Advisors, LLC
Sample Quarterly Personal Account Report
For the Calendar Quarter Ended __________________
This form must be completed within 30 days following the end of each calendar quarter.
This Certification includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member, as of the quarter end, please attach the account statement to this Certification. As used herein, “immediate family member” shall mean an Access Person’s: (a) spouse or domestic partner: (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person. By signing this Certification you are certifying that you have arranged to have account statements sent, or are providing documentation of your reportable quarterly transactions.
Account statements containing all required information may be used to comply with the firm’s requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.
Reportable Accounts: The table below includes all of the reportable accounts you have reported to date. A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs, as well as accounts in which it is determined that you exercise direct or indirect influence or control over the trading. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker

Mutual Fund Only Accounts: The table below includes all of the mutual fund only accounts you have reported to date. Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.

Account Name	Account Number	Broker

Discretionary Accounts: The table below includes all of the discretionary accounts you have reported to date. A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Discretionary accounts are subject to random sampling at the CCO’s discretion; however, please note that you will be required to provide quarterly statements for the account if it is determined that you or an immediate family member exercises direct or indirect influence or control over the discretionary account.
Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect influence or control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Account Name	Account Number	Broker

•Has there been any change in any of the information included in the table above?
oNo
oYes (If yes, please describe the changes)
•Did you exercise direct or indirect influence or control over any transaction that occurred in the account during the quarter?
oNo
oYes (If yes, please describe the changes)
Private or Limited Offerings: The table below includes all of the private or limited offerings that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505, or 506, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker

Recently Opened or Closed Accounts:
Please ensure you have listed all accounts over which you or an immediate family member has a beneficial interest, regardless of whether such accounts are required to be reported pursuant to the firm’s Code of Ethics.

•Did you open or close any accounts during the quarter? If yes, please list below.

oYes
oNo

By signing this Certification, you are certifying that the accounts listed above constitute all the accounts in which you (or an immediate family member) have direct or indirect beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Signature: ________________________     Date: __________________________

EXHIBIT E

Aptus Capital Advisors, LLC
Sample Form of Brokerage Letter

[Date]
[Broker Name]
[Address]

Re: Account No. _______________________ Account Name ___________________________

Dear [Broker Name],

Effective immediately please begin sending to Aptus Capital Advisors, LLC duplicate monthly/quarterly brokerage account statements for the above-named account(s). We approve the account holder below, [NAME ALL ACCOUNT HOLDERS], to maintain the respective account with [BROKER-DEALER]. Please place this form on the account as standing instructions.

Please mail duplicate account statements (or provide access to data feed) to:

ACA Core Investment Management, LLC
Attn: Compliance
Street
City, State Zip

Thank you for your prompt attention to this matter.

Sincerely,

[Access Person]
Account Holder

cc: Chief Compliance Officer

EXHIBIT F

Aptus Capital Advisors, LLC

Sample Code of Ethics Certification
This form must be completed by each Access Person
within 10 days of becoming an Access Person; and
upon receipt of any amendment to the Code.
I hereby acknowledge receipt of the Adviser’s current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code. Moreover, I agree to promptly report to ACA’s Chief Compliance Officer any violation or possible violation of the Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name:        _________________________________

Signature:    _________________________________

Date:        _________________________________